                        Description of Services

 AutoTrac  -  Customer Follow-up Program
 ---------------------------------------
Service Business Systems (SBS), a subsidiary of Data National Corporation, shall provide each of the 840 Penske Auto Center (PAC) locations with the following services:

 Database Management
 -------------------
   A computerized database that is updated through a tape or electronic download process. The data will be provided by Penske Auto Center every two weeks.
   SBS will coordinate efforts to maintain the integrity of the customer database. SBS will provide a combination of three methods to ensure that the customer database is accurate and timely. The three available methods are:
       1. SBS will provide real-time access to the database to maintain the database per the store's instructions. Updates can occur over the phone as the Customer Service Representative can add, update, or delete a customer record from the database.
       2. SBS will send the Penske Auto Center database to a certified National Change Of Address (NCOA) vendor on an annual basis to have all the addresses verified and updated. If an existing customer has moved in the last twelve months, the NCOA process will provide their current address. SBS will work with Penske Auto Centers to determine the optimal method for updating the database after the NCOA process.
       3. SBS will produce a report listing all customers in the database for each store, if requested by the store. This list is sent to the store for review, updates, and corrections. The updates are then entered into the database.

  Customer Communications
  -----------------------
  The same card will be utilized for all of the mailings. The card is an over-sized postcard, 7" x 5", minimum 8 pt stock, with four color artwork on the front and a collapsed variable message on the back. SBS recommends an over-sized postcard to eliminate the possibility of the card being overlooked in the customers' mail. This size allows for customized messages, additional coupon space, and attractive graphics without compromising the integrity of the piece. A new card is designed every three months.

SBS will mail communications to customers in the form of a "Mobil 1 Reinforcer" card for customers who purchase a Mobil 1 oil change. These cards will display a unique graphic that is intended to reinforce their decision to purchase Mobil 1 oil.


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 Program Reporting

SBS will provide additional information as reasonably required by Penske
Auto Centers. SBS and PAC will jointly determine what the appropriate level of reporting will be as the program progresses. A balanced scorecard will be developed by SBS and PAC. The scorecard will include shared objectives with common measures and company-specific objectives with shared measures. These objectives and measures must be linked to the performance evaluations of the appropriate parties.

The primary performance measure is response rate. Response rate is determined by the number of customers who visit a PAC location compared to the list of customers SBS mailed a reminder notice.

 Customer Service
SBS provides one Customer Service Representative devoted to the Penske Auto Centers account. The Customer Service Representative is available from 6 a.m. until 5 p.m. (MST) for store inquiries. The Customer Service Representative is responsible for day-to-day account activities including:

 * Contacting locations for customer handouts, target mail, and other marketing initiatives
 *  Problem resolution (as needed)
 *  Presentations to Regional meetings
 *  Maintenance and revisions to the store Master File

 SBS maintains a toll-free number to assist Penske Auto Centers and its stores in facilitating message changes, database updates and answering questions on an on-going basis. All inquiries are responded to by the end of the next business day.

 SBS understands that there are three levels of service needed to deliver a successful database marketing program. The three levels of service include store-level support, regional support, and corporate support. SBS provides a full-time, experienced National Sales Representative dedicated to regional support as well as corporate support.

 SBS recommends a quarterly meeting between SBS and Penske Auto Centers to discuss past program results, current programs, and future marketing initiatives.

Initially, Don Warriner and/or Scott Fowler will spend the required time to provide "hands-on" support service to meet the needs of PAC. SBS will locate a full-time person in Detroit as the Penske Account Executive in the event the account grows to a mutually beneficial size.


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Transition Plan

 SBS provides the most efficient and seamless transition of any potential vendor. We can begin evaluating alternative methods of data transfer, developing creative marketing pieces, and determine marketing strategies for 1997 as soon as Penske Auto Centers is ready in the judgment of PAC.

Time Frames

 SBS can begin delivery of products and services outlined in this proposal within 60 days of this agreement. The time frame is based on the cooperation of all involved parties.
















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Fee Structure

AutoTrac  -  Customer Follow-up Program
Any variation from the description of services required or the projected volumes may impact the fees.


Follow-up Program Costs

The customer follow-up program will be billed at a per card rate of $
for the first full six month period following the initial mailing, which will be considered the "Initial Period". With respect to the mailings after the Initial Period (referred to as the "Subsequent Period"), the customer follow-
up program will be billed at a per card rate of $    .  PAC will pay such
invoice in accordance with the terms set forth below.
The prices include postage costs.

Performance Incentives

 The performance incentives outlined below are based on percentage response rate. Within thirty days after the end of the Initial Period, SBS and PAC will jointly determine the percentage response rate of the program for the Initial Period, which will become the baseline for the Subsequent Period.
SBS and PAC will jointly determine the percentage response rate for the month in question between 90 and 105 days after the end of each calendar month. If SBS is entitled to the incentive rate with respect to any month, SBS will invoice PAC for the difference between the incentive rate and the initial rate paid for all cards mailed during the month in question. PAC will pay such invoice in accordance with the terms set forth below. If such calculation entitles PAC to a refund then, at PACs' option, SBS will either refund such amount or such amount will be offset against subsequent amounts due. The incentive rates will be as follows:

Monthly Response Rate                                     Price Per Piece
Less than Baseline -10%                                            $
Baseline +/-10%                                                    $
Baseline +10% to Baseline +20%                                     $
Greater than Baseline +20%                                         $




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



Set-up Fee

 The initial one-time set-up fee is $     .  The fee covers the enrollment of
all PAC locations into the program, data preparation and conversion, and custom programming. Other than the price per piece and the set-up fee of $
, SBS will not charge PAC any additional amount except as expressly provided under additional services below, including any corporate overhead charges, postage charges or otherwise. In the event that SBS cancels this agreement and there are fewer than 24 mailings in 1997, then SBS shall immediately
refund to PAC an amount equal to $       multiplied by the difference between
the number of mailings and the number of mailings actually made in 1997.

Mailing Frequency

 The mailing frequency is one mailing every two weeks. SBS will work with Penske Auto Centers to determine the optimal mailing frequency for the program as the program matures.

Term of Agreement

 The term of the agreement for the AutoTrac Program ends January 31, 1998. Program reporting would continue through February, 1998. This agreement may be extended by PAC upon 60 days prior written notice from the end of any term of this agreement for one or more additional years and the price per piece will be mutually agreed upon by SBS and PAC but in no event will exceed current pricing plus mutually agreed upon inflation adjustments, subject to equal or greater volumes. Upon such renewal, if any, SBS will not charge PAC an additional set-up fee or other similar charges.

 Prepaid Postage

 SBS will require PAC to provide postage fees prior to the delivery of each mailing. By mutual agreement, PAC and SBS will investigate alternatives to prepaid postage including EFT, a dedicated postage account, or a declining balance program and would utilize the most cost-effective method.

 Additional Services

 The services to be provided are all-inclusive. All additional services, except for the AutoTrac Customer Follow-up Program, will only be rendered when approved in advance by Roger S. Penske, Jr., Tim Findlay, or Peter Klein.

    Some aspects of a particular project can not be anticipated. In these cases a quote will be prepared for any work not covered in the above price schedule.

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

Payment Terms and Conditions

 SBS will invoice PAC directly for all Services provided under the terms and conditions of this agreement. Upon request, SBS will provide verifications of all completed mailings. This verification will be in the form of receipts and reports provided by the USPS.

 Terms of payment are net thirty (30) days from the date of invoice. The date of invoice is the date that the pieces are dropped with USPS provided that PAC receives such invoice within fifteen (15) days of such drop and, if not, then the date of the invoice will be the date falling fifteen (15) days prior to the date of receipt of such invoice by PAC. Payments not received within 30 days are subject to an interest rate of 1.5% per month. Payments not received within 60 days constitute a material breach of this agreement.

Price Protection

 Pricing will be firm through the term of the contract, with the exception that SBS will be entitled to increase the pricing in the event of changes initiated by PAC or postal or paper costs increase at any time during the term of this agreement. Increases in paper or postage costs would affect PAC pricing on a direct pass-through basis with no additional charges for corporate overhead or similar charges.

Conflict of Interest

 Each party, in performing its obligations under this agreement, shall establish and maintain appropriate business standards, procedures and controls including those necessary to avoid any real or apparent impropriety or adverse impact on the interest of the other party. Each party shall review with reasonable frequency during the term of the agreement, such business standards and procedures including, without limitation, those related to the activities of its employees and agents in their relations with other party's employees, agents and representatives, and other third parties.

Governing Law

 The validity and interpretation of this agreement and the legal obligation of the parties to it shall be governed by the laws of the State of Colorado, unless otherwise agreed in writing by representatives of PAC and SBS at the time of the order.



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Notices

All notices pertaining to this Agreement shall be in writing, addressed to the party for whom intended at the address set forth below or at such other address as may be furnished by such party in writing and shall be deemed given on the date of mailing.
   The address of PAC is:                The address of SBS is:
     Penske Auto Center                      Service Business Systems
     Attn:Roger S. Penske, Jr.               Attn:  Don Warriner
     3270 W. Big Beaver Rd.                  11415 West I-70 Frontage Road N.
     Suite 130                               Wheat Ridge, CO  80033
     Troy, MI  48084

Indemnity

 SBS agrees to indemnify and hold harmless PAC, its officers, employees and agents with respect to any damages, claims or losses arising out of SBS's nonperformance or misperformance of its obligations under this agreement. PAC agrees to indemnify and hold harmless SBS, its officers, employees and agents with respect to any damages, claims or losses arising out of PAC's nonperformance or misperformance of its obligations under this agreement and for any alleged trademark infringement or infringement of any intellectual property of third parties. PAC also agrees to indemnify SBS against any and all losses regarding any dispute over the ownership of information contained in the database between PAC and its employees/contractors.

Confidentiality

 SBS shall hold all customer and client information obtained from PAC, its officers, employees or agents in strict confidence. SBS acknowledges that all such information is confidential and proprietary to PAC. SBS agrees not to divulge this information without prior written permission of PAC. Information obtained in the performance of this agreement is to be used only in connection with providing Services under this agreement. SBS, however, shall be permitted to disclose said information to its employees and vendors as reasonably necessary to provide the Services described herein, provided that SBS takes steps to ensure that its employees and vendors keep said information confidential. This provision shall survive any termination of this agreement.





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

 Non-exclusive

PAC acknowledges that SBS is in the business of providing information services and database marketing services to the automotive markets. SBS will continue to provide said services to its current customers, which include major and independent oil companies, automobile dealerships and other local and regional automotive service providers. For the duration of this agreement, SBS will not provide customer acquisition services as outlined in this agreement to other direct automotive full-service national competitors of PAC, including but not limited to WalMart, Montgomery Wards, Target, and Pep Boys, without prior written approval from PAC. For the duration of this agreement, SBS can provide customer follow-up services to other direct automotive full-service national competitors of PAC. Without limiting the nature of SBS's confidentiality obligations set forth in the immediately preceding paragraph, in the event of a conflict between this paragraph and the immediately preceding paragraph, the terms of the immediately preceding paragraph shall control.

Cancellation

 Without Cause: Either party is entitled to terminate this contract by providing written notice to the other of such termination with at least sixty (60) days advance notice.

 With Cause: The breach of the terms of this contract by either party, provided such breach is not cured within seven (7) days following notification (or reasonable action taken to correct such a breach within a reasonable time period) by the other party, shall entitle such other party to terminate this contract. Upon any cancellation of this agreement, SBS agrees return to PAC within fifteen (15) days of the date of notice of cancellation any and all information obtained by SBS under the terms of this agreement, including without limitation the then current database.

Separability

 The invalidity or unenforceability of any of the terms, covenants or conditions contained in this agreement shall not render invalid or unenforceable any of the other terms, covenants or conditions of this contract.

If the foregoing is in accordance with your understanding of our agreement, please sign both copies in the space provided and return one copy to this office.
   Agreed and Accepted                          Agreed and Accepted
   Penske Auto Centers,                         Inc.Service Business Systems
   By:                                          By:
   Title:                                       Title:
   Date:                                        Date:



  Penske AutoTrac Program January, 1997

 CONFIDENTIAL                 Service Business Systems

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